SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 10, 2009

Secured Diversified Investment, Ltd.
(Exact name of registrant as specified in its charter)

Nevada	000-30653	80-0068489
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6980 O’Bannon Drive, Las Vegas, NV	89117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 939-3254

3416 Via Lido, Suite F Newport Beach, CA 92263 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K
Secured Diversified Investment, Ltd.

Item 1.01.  Entry into a Material Definitive Agreement

The Share Exchange Agreement and Plan of Reorganization

Since June 16, 2008, we have operated our business under the protection of Chapter 11 of the United States Bankruptcy Code.  Our chapter 11 bankruptcy case has been pending in the U.S. Bankruptcy Court for the District of Nevada (the “Court”) as Case No. BK-S-08-16332-LBR.  By order entered January 27, 2009, the Court confirmed our Plan of Reorganization (the “Plan”).  The Effective Date of the Plan, as defined therein, was February 6, 2009.

On February 10, 2009, pursuant to the terms of the Plan, we entered into a Share Exchange Agreement with Galaxy Gaming, Inc., a privately held Nevada Corporation (“Galaxy”). In connection with the closing of the Share Exchange Agreement, we obtained 100% of the issued and outstanding shares of Galaxy, and Galaxy became our wholly-owned subsidiary (the “Share Exchange”).  Also pursuant to the terms of the Plan, all of our outstanding debt obligations (other than administrative expenses related to chapter 11 case) have been discharged in exchange for our issuance of new common stock on a pro rata basis to our creditors.

Pursuant to the terms and conditions of the Share Exchange Agreement:

▪	We issued 25,000,000 shares of our common stock pro-rata to the former shareholders of Galaxy in exchange for obtaining ownership of 100% of the issued and outstanding shares of Galaxy; and

▪
Our sole officer and director, Munjit Johal has resigned from all named executive officer positions.  Mr. Robert Saucier, the President of Galaxy, has been appointed our President, Chief Executive Officer, Chief Financial Officer and sole director.  Mr. William O’Hara has been appointed our Chief Operations Officer.

In addition, pursuant to the terms of the Plan:

▪	We issued 4,000,000 shares of new common stock on a pro rata basis to our creditors in exchange for the discharge of our outstanding debts under chapter 11 of the U.S. Bankruptcy Code;

▪	All of our pre-Share Exchange issued and outstanding equity interests were extinguished and rendered null and void; and

▪	As a result, following these events, there are currently 29,000,000 shares of our common stock issued and outstanding.

The foregoing description of the Share Exchange Agreement and the Plan of Reorganization does not purport to be complete and is qualified in its entirety by reference to the complete text of the Share Exchange Agreement, which is filed as Exhibit 2.2 hereto and incorporated herein by reference, and the complete text of the Plan of Reorganization, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 1.03  Bankruptcy or Receivership

The information set forth in Items 1.01 and 2.01 of this Current Report on Form 8-K that relates to the confirmation of the company’s Plan of Reorganization is incorporated by reference into this Item 1.03.  The Plan was confirmed by order of the U.S. Bankruptcy Court for the District of Nevada entered January 27, 2009.  The complete text of the Plan of Reorganization and the court Order confirming the Plan is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 2.01.  Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the completion of the Share Exchange is incorporated by reference into this Item 2.01.

As used in this Current Report on Form 8-K, all references to the “Company,” “SDI,” “we,” “our” and “us” or similar terms, refer to Secured Diversified Investment, Ltd., including its predecessors and its subsidiaries, except where the context makes clear that the reference is only to Galaxy. Information about the Company and the principal terms of the Share Exchange are set forth below.

Share Exchange

The Share Exchange. The 25,000,000 shares of our common stock issued pro rata to former shareholders of Galaxy in connection with the Share Exchange Agreement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under that section. These provisions exempt transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

Prior to the Share Exchange, there were no material relationships between us and Galaxy, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

The pro rata issuance of 4,000,000 shares of our common stock to our former creditors pursuant to the terms of the Plan was a public offering exempt from the requirements of section 5 of the Securities Act of 1933 under the terms of the U.S. Bankruptcy Code, 11 U.S.C. §1145(a)(1).

Following the effectiveness of the Plan and the Share Exchange, there were 29,000,000 shares of common stock outstanding, including:

Shares	Held by
25,000,000	Galaxy shareholders
4,000,000	former SDI creditors

General Changes Resulting from the Share Exchange. We intend to carry on the business of our wholly-owned subsidiary, Galaxy, as our primary line of business. Our intention is to cease all business operations associated with our prior business. We have relocated our principal executive offices to 6980 O’Bannon Drive, Las Vegas, NV 89117, and our phone number is 702-939-3254.

The Share Exchange and its related transactions were unanimously approved by the holders of Galaxy’s common stock by written consent in lieu of a meeting.  Pursuant to Nev. Rev. Stat. §78.622, no further action of SDI’s directors or shareholders was required to carry out the Share Exchange following confirmation of the Plan by the Court.

Changes to the Board of Directors. In connection with the Share Exchange, our sole officer and director, Munjit Johal has resigned from all positions.  Mr. Robert Saucier, the President of Galaxy, has been appointed our President, CEO, CFO and sole director.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Accounting Treatment; Change of Control. Galaxy is deemed to be the accounting acquirer in the Share Exchange. Consequently, the assets and liabilities and the historical operations of Galaxy prior to the Share Exchange will be reflected in the financial statements and will be recorded at the historical cost basis of Galaxy. Our financial statements after completion of the Share Exchange will include the assets and liabilities of both companies, the historical operations of Galaxy, and our operations from the closing date of the Share Exchange. As a result of the issuance of the shares of our common stock pursuant to the Share Exchange, a change in control of the Company occurred on the date of the consummation of the Share Exchange. Except as described herein, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a future change of control of the Company. We will continue to be a “small business issuer,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Share Exchange.

Description of Our Company

Company Overview

We were initially formed under the laws of the State of Utah on November 22, 1978 to pursue a position in the entertainment industry focusing on transactions involving the purchase and sale of literary property rights in connection with all types of theatrical pictures, plays, television films, music publications and other forms of entertainment. Ultimately, our efforts in the entertainment industry were unsuccessful, so we decided to search out other business opportunities. On July 23, 2002, our shareholders voted to change the direction of our business and pursue ownerships interests in a portfolio of real properties. To further our new objective, we moved our domicile to Nevada and changed our name from “Book Corporation of America” to “Secured Diversified Investment Ltd.” Since pursuing this strategy, we have been unsuccessful in generating revenues or profits from our investment properties. The majority of our real estate assets became impaired, were liquidated or lost through foreclosure.

On June 26, 2008, we were served with an involuntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”), Case No. 08-16332.   The bankruptcy court’s Order for Relief was entered on July 30, 2008.  During the pendency of our chapter 11 bankruptcy case, we continued to operate our business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Following confirmation of the Plan and the consummation of the Share Exchange, we are now pursuing the business plan of Galaxy through Galaxy, our wholly-owned subsidiary.

Business of Company

We are engaged in the business of developing proprietary table games and other gaming products, and licensing those games and products to casinos in the United States and internationally. We are also seeking to acquire other companies who compete in the same industry.

Our plan is to grow by developing new game content, enhancing our product portfolio with electronics, expanding our global distribution network, increasing the performance of our sales force, and acquiring available competitors.

Robert Saucier is our President, Chief Executive Officer, Chief Financial Officer and sole director.  William O’Hara is our Chief Operating Officer.

Proprietary Table Games

Up until approximately twenty years ago, casino operated table games consisted mainly of public domain games such as Blackjack, Craps, and Roulette. That began to change, however, in 1988 when a game called Caribbean Stud was invented and first played in an Aruban casino. The game, a variation of stud poker, was designed to be house-banked in a casino and played directly against a dealer, rather than the player vs. player style of traditional poker games. Caribbean Stud features an optional side wager whereby, for one dollar, players have the chance to win a progressive jackpot, which can reach as high as several hundred thousand dollars.

The inventors applied for and obtained various US and international patents. They then leased their game and its associated intellectual property to other casinos. The game quickly proved its popularity in U.S. and foreign markets. The popularity and financial success of Caribbean Stud led to the birth of the proprietary table game industry.

Numerous other proprietary table games and side bets have been invented by other individuals during the last twenty years as the industry has grown. The low overhead costs and steady revenue stream associated with maintaining successful proprietary table games has spurred the industry.

Gaming in general continues to expand both domestically and internationally. In certain jurisdictions (most notably Asia), the table game segment continues to increase in proportion to other forms of gaming. In other markets, such as North America, the ratio between table games and other segments of gaming appears to have stabilized. However, universally the ratio between proprietary table games and those table games found in the public domain has been steadily increasing in favor of proprietary games. Current estimates of the international live table game market are depicted in the following table:

Live Table Games	The Americas	Europe & Africa	Asia Pacific	Total
Public Domain Games	16,335	6,235	8,895	31,465
Proprietary Card Games	7,690	530	450	8,670
Dice Games	1,100	75	330	1,505
Roulette Games	2,470	5,380	900	8,750
Total Table Games	27,595	12,220	10,575	50,390

Growth in the gaming sector is forecasted to continue for at least the next several decades. Recently, more and more jurisdictions both domestically and internationally have reported that they intend to allow gaming or expanded forms of gaming. Most visibly, numerous casino mega-resort projects have been announced or are under construction along the Las Vegas Strip, the Cotai Strip (Macau), the Ho Tram Strip (Vietnam), and in Singapore. In addition to these multi-billion dollar projects, it is estimated that at least one hundred additional casinos will be built in the next five years. With this anticipated growth, we expect the number of table games in five years to be as follows:

Live Table Games	The Americas	Europe & Africa	Asia Pacific	Total
Public Domain Games	19,365	6,770	16,975	43,110
Proprietary Card Games	10,430	730	1,650	12,810
Dice Games	1,150	95	390	1,635
Roulette Games	3,255	5,965	2,300	11,520
Total Table Games	34,200	13,560	21,315	69,075

History and Development of Galaxy

In 1997, Galaxy’s founder and president, Robert Saucier, was an investor in a small casino in Washington State. The casino had ten table games, primarily blackjack. During his tenure there, Mr. Saucier invented a side bet for blackjack known as “Horseshoe Blackjack.” The side bet became very popular and the casino’s win from the games increased significantly.  On October 7, 1997, a predecessor company, Galaxy Gaming Corporation, was formed and Mr. Saucier exchanged all of his rights, title and interest in his invention for stock in the corporation.  Other Washington casinos recognized the popularity and profitability of this side bet and requested licenses to play Horseshoe Blackjack side bets at their casinos. The side bet was modified and its name was later changed to “Lucky Ladies.”

Lucky Ladies remained Galaxy’s only product until late 2002 when we debuted a new casino poker game called “Texas Shootout”. This game quickly became popular with casinos and their customers. At this time, Galaxy also increased its sales force and expanded distribution into new jurisdictions. Since then, Galaxy has grown methodically and intentionally by reinvesting retained earnings and introducing new products at a regular pace.

Galaxy has grown to become the second largest provider of casino table games (1,500+ tables) in the world behind industry giant Shuffle Master Gaming (4,000± tables). A significant portion of Shuffle Master’s growth has been through acquisitions of competitive companies and products. Galaxy has previously been unable to compete for these acquisitions due to a limited capital structure. Accordingly, most of its growth has been through direct sales leading to placements of its installed base of games.

In early 2008, Galaxy released Emperor’s Challenge® – which is generating additional revenues for us. In the fourth quarter of 2008, we introduced Lucky 8 Baccarat – which is also generating additional revenues for us

Our Products

Currently, we have an installed base of products on over 1,500 gaming tables. Our games are briefly described below. Additional information regarding our games may be found on our wholly-owned subsidiary’s web site, www.galaxygaming.com. Information found on the web site should not be considered part of this report.

Side Bets

Our current line-up of table game products includes four side-bets to the game of blackjack and one to the game of baccarat, as described below:

Lucky Ladies is an optional bonus side bet for blackjack that considers the first two cards the player receives. If the cards are equal to a point value of twenty, the player wins. The amount the player wins varies upon the construction of the hands (e.g. both cards of same suit, two Queen of Hearts, etc.) and ranges from 4 to 1 of their wager up to 1,000 to 1. Lucky Ladies was our first product and has grown to become the number one side bet in the world in terms of the number of tables in play.

Bonus Blackjack is an optional bonus side bet for blackjack that considers the first two cards the player receives and/or the first two cards the dealer receives. If the cards in either the player’s hand or the dealer’s hand are equal to a point value of twenty-one (aka “Blackjack”), the player wins, provided that they placed a wager on the corresponding triggering event. The game also has a progressive jackpot. If a player places a wager on both the dealer and player indicia and they receive an Ace and Jack of Spades, the player wins the progressive jackpot.

Suited Royals is an optional bonus side bet for blackjack that considers the first two cards the player receives. If the cards are of the same suit, the player wins and is paid odds according to a posted pay schedule. Higher odds are paid if the cards contain certain combinations such as two suited face cards, a King and Queen in suit, or a King and Queen of Diamonds – the highest triggering event, which results in the player being awarded odds of 100 to 1 of their wager.

Super Pairs is an optional bonus side bet for blackjack that considers the first two cards the player receives. If the first two cards are a pair, the player wins and is paid odds. Higher odds (up to 50 to 1) are paid if the cards are of a certain suit such as diamonds.

Lucky 8 Baccarat is an optional bonus side bet for the game of baccarat that considers the point total of either the player’s hand, the banker’s hand, or both.  Players are afforded the opportunity to wager on whether or not the selected hand contains the point value of eight.  Typically, players may win either odds from three to one up to 1,000 to one, or a bonus jackpot, depending upon the nature of the configuration of the corresponding hand and, at times, the opposing hand.

Premium Games

We also offer several stand-alone proprietary games. Typically these games generate more revenue per unit than the side bet games listed above. These games include:

Texas Shootout is a unique version of the popular game of Texas Hold’em. Whereas traditional poker is played against other players, in Texas Shootout each player competes against the casino dealer. The game is played with six decks of cards and the players receive four cards each. Players then select which two cards to play and discard the remaining two. Alternatively, players may split their four cards into two – two card hands and increase their wager. The dealer selects two of his four cards, then deals five community cards face-up on the table. The players and dealer each combine their two cards with the five community cards to form the best five card poker hand possible. The player wins if his hand has a greater value than the dealer’s hand. There is also a popular bonus side bet that pays each player at odds in the event their hand matches one of the qualifying events listed on the posted pay schedule. Players may be awarded up to 5,000 to 1 on this bonus side bet.

Emperor’s Challenge is a variation of the game Pai Gow Poker. Although Pai Gow Poker is an extremely popular casino game among players, casinos earn less money with the game because approximately 42% of all hands result in a push or tie. Emperor’s Challenge Pai Gow Poker offers two side bets and an opportunity for the player to engage in a tie-breaking system which increases the casino’s potential earnings. Players may be awarded up to 8,000 to 1 on one of the bonus side bets known as the “Emperor’s Treasure” bet. The other side bet is known as “Pai Gow Insurance” and provides the player an opportunity to protect against the outcome when receiving a poor hand.

Three Card Split. Players place up to four wagers and receive three cards each. Players then “split” their three card hand into a one card sub-hand and a two card sub-hand. The dealer also receives three cards and likewise, splits his hand into two sub-hands. As a result, the dealer and the players each have three sub-hands consisting of one, two and three cards each. If any of the players’ sub-hands are greater than the dealer’s, the player wins that corresponding wager. In addition, the game contains an optional bonus side bet whereby the player’s three cards are combined with a single community card to form a four card hand. The player’s four card hand is compared to a posted pay schedule and the player is paid at odds in the event he has a qualifying hand.

Competition

We face significant competition in the table game industry. Gaming is a dynamic, high-growth market. Our competition for casino placement and players comes from a variety of sources, including companies that design and market traditional table games, proprietary table games, proprietary side bets, slot machines, and other gaming products.

Many of our competitors have longer operating histories, significantly greater resources, greater brand recognition and more firmly established supply relationships. Moreover, we expect additional competitors to emerge in the future. We believe that the principal competitive factors in our market include products that appeal to casinos and players, and a well-developed sales and distribution network. Although we plan to compete effectively in this market, we recognize that this market is relatively new and is evolving rapidly, and, accordingly, there can be no assurance that we will be able to compete effectively in this marketplace.

As is common with most new industries as they mature, there has been significant consolidation of competitors in the proprietary table game industry. During the past decade our leading competitor, Shuffle Master Gaming, has actively pursued and consummated the acquisition of smaller companies. As a result, the number of significant competitors has dwindled, and in the process, Shuffle Master has become the dominant company.

Recently, new competition in the traditional table game space has been introduced by electronic table game providers. Although not yet a significant factor in directly competitive markets, their popularity is growing and it is anticipated that these new fully automated and hybrid electronic table games will increasingly become a competitive factor. Companies now competing for this market include Shuffle Master, DigiDeal, Poker Tek and Table Max. In May of 2008, we entered into a letter of intent with Table Max to license its game content under a royalty agreement.

The following table is our estimate of the most significant competitors in our industry, and their prominent proprietary games and side bets. For comparative purposes, we have included our statistics in the table as well:

Company	Proprietary Games	Side Bets
Shuffle Master Gaming	3 Card Poker; 4 Card Poker; Play Four Poker; Caribbean Stud; Let-it-Ride; Ultimate Texas Hold 'em; Texas Hold 'em Bonus; Casino War	Bet-the-Set; Fortune Pai Gow Poker; Royal March; Dragon Bonus
Galaxy Gaming	Texas Shootout; Three Card Split; Emperor's Challenge	Lucky Ladies; Bonus Blackjack; Super Pairs; Suited Royals
TCS / John Huxley	Casino Hold 'em	Perfect Pairs
Masque Publishing	Spanish 21	Match the Dealer
Prime Table Games	3 Card Poker; Two Way Hold 'em	21+3
Hop Bet		Fire Bet (Craps)
Gaming Entertainment	Pai Gow Plus; 3-5-7; Mini Pai Gow Poker
Canadian 21 Stook		Lucky Lucky
Paltronics / AC Coin		Wheel of Madness; 21 Madness

We believe that our success will depend upon our ability to remain competitive in our field. We compete with others in efforts to obtain financing, acquire other gaming companies, and license and distribute products. The failure to compete successfully in the market for proprietary table games and side bets and for resources could have a material adverse effect on our business.

Strategy

Our company’s new long-term business strategy is designed to capitalize on the current opportunity we perceive within the gaming industry. Our goal is to grow our company by expanding the products we offer, by increasing our sales and distribution network, and by purchasing other companies who compete successfully in our market.

Intellectual Property

We invent and fully develop proprietary casino table games. These game concepts and the intellectual property associated with them are typically protected by domestic and international patents, trademarks and copyrights.

There can be no assurance that the steps we and our subsidiary have taken to protect our intellectual property will be sufficient. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as the laws of the United States, which could increase the likelihood of misappropriation. Furthermore, other companies could develop similar or superior trademarks without violating our intellectual property rights. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome, disruptive and expensive, and distract the attention of management, and there can be no assurance that we would prevail.

Government Regulation

Galaxy is subject to a wide range of complex gaming laws and regulations in over 200 jurisdictions, both foreign and domestic, in which Galaxy may be licensed or have applications pending. Jurisdictions may require Galaxy to be licensed, its key personnel to be found suitable, qualified or licensed, and its products to be reviewed and approved before placement. Additionally, gaming laws and regulations of most jurisdictions provide that beneficial owners of 5% or more of Galaxy’s common stock are subject to reporting procedures and may be subject to licensure that includes suitability investigations and submission of personal and financial information as required. Furthermore, most jurisdictions have ongoing reporting requirements for certain transactions and are concerned with Galaxy’s accounting practices, internal controls, business relationships, and the fair operation of its products. Gaming regulatory requirements vary from jurisdiction to jurisdiction and licensing, approval, and processes related to findings of suitability, qualifications or licensure of the Company, its products, key personnel, and certain shareholders can be lengthy and expensive.

General Regulatory Licensing and Approvals.    Galaxy intends to maintain its existing licenses and to seek the necessary licenses, approvals, qualifications and findings of suitability for the company, its products and its management personnel in new jurisdictions where Galaxy anticipates sales opportunities.

Native American Gaming Regulation.    Gaming on Native American lands within the United States is governed by the Federal Indian Gaming Regulatory Act of 1988 ("IGRA") and specific tribal ordinances and regulations. Class III gaming, as defined under IGRA, also requires a Tribal-State Compact, which is a written agreement between a specific tribe and the respective state. This compact authorizes the type of Class III gaming activity and the standards, procedures and controls under which the Class III gaming activity must be conducted. The National Indian Gaming Commission ("NIGC") has oversight authority over gaming on Native American lands and generally monitors tribal gaming including the establishment and enforcement of required minimum internal control standards. Each Tribe is sovereign and must have a tribal gaming commission or office established to regulate tribal gaming activity to ensure compliance with IGRA, NIGC, and its Tribal-State Compact. Galaxy has complied with each of the numerous vendors licensing and specific product approval and shipping notification requirements imposed by Tribal-State Compacts and enforced by tribal and/or state gaming agencies under IGRA in the Native American lands in which Galaxy does business.

Other Jurisdictions.    Galaxy has obtained or expects to obtain all licenses/registrations required by jurisdictions having legalized gaming. In general, such requirements vary from jurisdiction to jurisdiction and company approvals as well as individual and/or product approvals may be required.

Application of Future or Additional Regulatory Requirements.  In the future, we intend to seek the necessary registrations, licenses, approvals, and findings of suitability for us, our products, and our personnel in other jurisdictions throughout the world where significant sales of our products are expected to be made. However, we may be unable to obtain these registrations, licenses, approvals, or findings of suitability, which if obtained may be revoked, suspended, or conditioned. In addition, we may be unable to obtain on a timely basis, or to obtain at all, the necessary approvals of our future products as they are developed, even in those jurisdictions in which we already have existing products licensed or approved. If a registration, license, approval or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary registration, license, approval or finding of suitability, we may be prohibited from selling our products for use in that jurisdiction or may be required to sell our products through other licensed entities at a reduced profit.

Employees

We have eleven employees, including executive officers, management personnel, accounting personnel, office staff, and sales staff.  Our employees are co-employed by Advantstaff, Inc. a professional employer organization used by us to provide payroll and HR services.  As needed from time to time, we also pay for the services of independent contractors.

Research and Development Expenditures

We have incurred approximately $80,000 in research and development expenditures in the year ended December 31, 2007. These costs were incurred primarily in the development of new proprietary table games and side bets.

Subsidiaries

We currently have one wholly-owned subsidiary, Galaxy. Galaxy, in turn, currently holds 10 wholly-owned subsidiaries, which have been utilized to divide its business operations into geographic regions. We are currently in the process of transferring all assets and operations from these subsidiaries to Galaxy. When this process is complete, Galaxy’s 10 subsidiaries will be dissolved. All 10 subsidiaries are limited liability companies, and include:

•	Galaxy Gaming of Arizona, LLC
•	Galaxy Gaming of British Columbia, LLC
•	Galaxy Gaming of California, LLC
•	Galaxy Gaming of Manitoba, LLC
•	Galaxy Gaming of Nova Scotia, LLC
•	Galaxy Gaming of Oklahoma, LLC
•	Galaxy Gaming of Ontario, LLC
•	Galaxy Gaming of Oregon, LLC
•	Galaxy Gaming of South Dakota, LLC
•	Galaxy Gaming of Washington, LLC

 Description of Property

We do not own any real property. We maintain our corporate office at 6980 O’Bannon Drive, Las Vegas, NV. We pay $17,500 per month to Abyss Group, LLC as a result of an assumption of a prior lease between Abyss Group, LLC and Galaxy Gaming, LLC.  Galaxy Gaming LLC’s members are our President, Robert Saucier, and the Alix Saucier Regulatory Trust, Jeffrey Whitehead, Esquire, Trustee. The lease is set to expire in August of 2010. We expect that our present corporate office provides facilities suited to our current operations. As our business operations grow, it may be necessary for us to seek additional office space.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. To the extent that any statements made in this Report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties are outlined in “Risk Factors” and include, without limitation:

• Our limited and unprofitable operating history;
• the ability to raise additional capital to finance our activities;
• legal and regulatory risks associated with the Merger;
• the future trading of our common stock;
• our ability to operate as a public company;
• general economic and business conditions;
• the volatility of our operating results and financial condition; and
· our ability to attract or retain qualified senior scientific and management personnel.

The foregoing factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Current Report on Form 8-K.

Information regarding market and industry statistics contained in this Report is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

Management’s Discussion and Analysis or Plan of Operation

THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS CURRENT REPORT ON FORM 8-K.

The following discussion reflects our plan of operation. This discussion should be read in conjunction with our audited financial statements and the audited financial statements of Galaxy for the fiscal years ended December 31, 2007 and December 31, 2008. This discussion contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements regarding our expected financial position, business and financing plans. These statements involve risks and uncertainties. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Current Report on Form 8-K, particularly under the headings “Forward Looking Statements” and “Risk Factors.”

Plan of Operation in the Next Twelve Months

We are currently seeking to expand our business. As noted previously, we are currently the second largest company in the proprietary table games industry. We intend to expand our installed base of table games, which will increase our recurring revenues, by employing the following strategies:

•	Develop new game content.
•	Enhance our portfolio with electronics.
•	Expand our distribution network.
•	Increase the performance of our sales force.
•	Acquire available competitors.

Develop New Game Content

During 2008, Galaxy introduced two new table game products, Emperor’s Challenge and Lucky 8 Baccarat which are contributing to our current growth trend. We hope other products scheduled to be released in 2009  will positively impact our revenues.

We are currently at a disadvantage to our leading competitor, Shuffle Master, in terms of the number and variety of products offered. Due to the numerous game titles in their possession, they have the ability to control 100% of the proprietary table mix in many casinos. The solution for us is to quickly increase the number of table games in our portfolio. We have numerous new games in various stages of development which, when fully released, we believe will overcome this disadvantage.

Currently, the majority of our product development is performed by our founder and CEO, Mr. Saucier. Our future growth plans include the creation of a research and development team to lessen our dependency on our CEO for this important element.

Enhance Our Portfolio with Electronics

The games Caribbean Stud and Let it Ride benefitted from electronic enhancements. With the exception of Bonus Blackjack, none of our products currently utilize electronics. We are currently developing electronic enhancements for table games and expect them to be released and generating revenues in 2009.

Expand Our Distribution Network

We intend to increase our recurring revenues and market share not only in North America, but throughout all available international markets. Expanding our distribution network requires that we first seek and obtain registration or licensing in most additional gaming jurisdictions. In regulated gaming jurisdictions, this is not a simple task. A collaborative effort between our inside legal counsel and/or compliance officer and outside specialized local gaming attorneys will be required to expand our reach. We do not currently have the necessary skilled specialist in house to accomplish this in an expedited manner. Recruiting such a professional will be vital to our gaming jurisdiction expansion plans.

Increase Sales Force Performance

We recognize that the quality and performance of our sales team is integral to our expansion and success. We intend to recruit, train, monitor and reward a group of highly motivated sales professionals. We also intend to implement a comprehensive sales training program for the purpose of continually increasing our sales executives’ performance.

Currently, our sales team’s progress is monitored and tracked by a highly sophisticated, custom sales force automation / client relationship management system. We have spent considerable capital and human resources to develop this system and believe it is a significant factor in the past and future success of our sales force. This system is under constant development and improvement by us.

Because of the high margin, recurring revenue nature of our products, we believe that significant expenditures on improving our sales and client retention efforts are justified. Accordingly, we intend to provide significant incentives and rewards to our sales executives based upon their performance.

Acquire Available Competitors

We feel that our growth may be enhanced through the acquisition of competing gaming companies and/or products. We believe that there are opportunities for consolidation and resulting synergistic economies of scale through acquisition. Many of the companies we intend to target have solid streams of mid to high margin recurring revenue, yet they operate at a loss because they are burdened by excessive overhead and inefficient cost management. This presents us with an opportunity to add these royalties to our revenues and manage the products through our existing organizational structure, thus increasing our revenue stream without adding significantly to our recurring expenses.

Financing

In anticipation of our current aggressive growth plans and acquisition strategy, as well as the investments in our infrastructure necessitated by our strategy, we require additional funding. Because we will be unable to adequately fund the growth initiatives outlined herein without new sources of investor financing, we are currently attempting to raise funds through the sale of our Common Stock. If we fail to raise capital, we will still pursue acquisitions and growth, however, our acquisition opportunities will be limited and our growth strategy will be negatively impacted.

Off Balance Sheet Transactions

We have had no off balance sheet transactions.

Significant Equipment

We do not intend to purchase any significant equipment for the next twelve months.

Results of Operations of Galaxy for the Years Ended December 31, 2006 and 2007

For the years ended December 31, 2006 and 2007, we generated gross revenues of $2,106,013 and $1,969,680, respectively. Our Cost of Goods Sold was $124,791, our Operating Expenses were $2,093,988, our Other Expenses were $37,739, and our Provision for Income Taxes was $29,778 for the year ended December 31, 2006. Our Cost of Goods Sold was $230,467 and our Operating Expenses were $1,822,866 for the year ended December 31, 2007. Therefore, our Net Loss for the years ended December 31, 2006 and 2007 were $180,283and $83,653, respectively.

Results of Operations of Galaxy for the Three and Nine Months Ended September 30, 2008

For the three months ended September 30, 2008, we generated gross revenues of $552,301.  Our Cost of Goods Sold was $21,269, our Operating Expenses were $562,512, and our Other Expenses were $32,267 for the three months ended September 30, 2008.  Our Net Loss for the third quarter of 2008 was therefore $63,747.  For the nine month period ended September 30, 2008, we generated gross revenues of $1,690,413.  Our Cost of Goods Sold was $96,852, our Operating Expenses were $1,743,813, and our Other Expenses were $83,806 for the nine months ended September 30, 2008.  Our Net Loss for the nine month period ended September 30, 2008 was therefore $234,058.

Liquidity and Capital Resources

As of September 30, 2008, Galaxy had total current assets of $438,708 and total assets in the amount of $1,112,763. Our total current liabilities as of September 30, 2008 were $764,978.  Galaxy, therefore, had a working capital deficit of $326,270 as of September 30, 2008.

Galaxy’s operating activities used $205,764 in cash for the nine months ended September 30, 2008 and $156,750 in cash for the year ended December 31, 2007. The primary components of our negative operating cash flow for the nine months ended September 30, 2008 were our Net Loss of $234,058 along with a decrease of $149,615 in Unearned Income offset by a $137,782 increase in Accounts Payable and a $32,906 increase in Accrued Expenses and Taxes. Cash flows provided by financing activities during the year ended December 31, 2008 were $191,298 consisting of an increase in Debt Due to Related Parties of $206,327 offset by Payments on Long Term Debt of $15,029. Investing Activities generated $31,616 in cash during the nine months ended September 30, 2008.

Based upon our current financial condition, we do not have sufficient cash to operate our business at the current level for the next twelve months. We intend to fund operations through increased sales and debt and/or equity financing arrangements, which may be insufficient to fund expenditures or other cash requirements. We plan to seek additional financing in a private equity offering to secure funding for operations. There can be no assurance that we will be successful in raising additional funding. If we are not able to secure additional funding, the implementation of our business plan will be impaired. There can be no assurance that such additional financing will be available to us on acceptable terms or at all. In addition, we expect to incur higher capital expenditures in the future to expand our operations. We will from time to time acquire products and businesses complementary to our business. As a public entity, we may issue shares of our common stock and preferred stock in private or public offerings to obtain financing, capital or to acquire other businesses that can improve our performance and growth. To the extent that we seek to acquire other businesses in exchange for our common stock, fluctuations in our stock price could have a material adverse effect on our ability to complete acquisitions.

Risk Factors

The following are certain identifiable risk factors for our business operations through our wholly-owned subsidiary, Galaxy.  Risk factors related to our former business operations have been excluded but can be found in prior filings with the Securities and Exchange Commission.

Because we have a limited operating history related to our current business strategy, we are subject to the risks of failure associated with any new business ventures.

We have not incorporated our strategy of the acquisition of competitors and have a limited operating history in this area on which potential investors can assess our performance and prospects. Potential investors should be aware that there is a substantial risk of failure associated with any new business strategy as a result of problems encountered in connection with their commencement of new operations. These include, but are not limited to, the entry of new competition, unknown or unexpected additional costs, and expenses that may exceed estimates.

If we are unsuccessful in acquiring products and operations from other companies in the gaming industry, our growth strategy will be negatively impacted.

Our plan of operations includes the acquisition of products from competing companies or the acquisition of competing companies themselves. Our ability to acquire these companies and/or their products will be dependent upon raising sufficient funds to do so through equity offerings and/or through other methods of financing in a timely fashion.  If we are unable to timely raise the funds to make these acquisitions, our planned growth will likely occur at a significantly slower pace.

Because the payment of dividends is at the discretion of the Board of Directors, investors may not realize cash dividends at the frequency or in the amounts they anticipate.

We have never declared or paid any cash dividends on our Common Stock. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Distributions to our stockholders are subordinate to the payment of our debts and obligations. If we have insufficient funds to pay our debts and obligations, distributions to stockholders will be suspended pending the payment of such debts and obligations. Accordingly, investors must rely on sales of their own Common Stock after price appreciation, which may never occur, as the only way to recover their initial investment. Additionally, because of significant restrictions on the resale of the Shares being offered in this Memorandum, investors may be unable to sell their Shares should they desire to do so.

Forward looking assessments have been prepared by the current management of the Company based on numerous assumptions, which may eventually prove to be incorrect.

Our ability to accomplish our objectives and whether or not we will be financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are within the discretion and control of management and others are beyond management’s control. The assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained herein are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Except for the historical information, this offering contains various forward-looking statements which represent our expectations or beliefs concerning future events, including the future levels of cash flow from operations. Management believes that all statements that express expectations and projections with respect to future matters; our ability to negotiate contracts having favorable terms; and the availability of capital resources; are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. We caution that these forward-looking statements involve a number of risks and uncertainties and are subject to many variables which could impact our financial performance. These statements are made on the basis of management’s views and assumptions, as of the time the statements are made, regarding future events and business performance. There can be no assurance, however, that management’s expectations will necessarily come to pass.

A wide range of factors could materially affect future developments and performance, including:

•
the impact of general economic and political conditions in the U.S. and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	the impact of the geopolitical environment;
•	our ability to integrate the operations of recently acquired companies;
•	shifts in population and other demographics;
•	industry conditions, including competition;
•	fluctuations in operating costs;
•	technological changes and innovations;
•	changes in labor conditions;
•	fluctuations in exchange rates and currency values;

•	capital expenditure requirements;
•	the outcome of pending and future litigation settlements;
•	legislative or regulatory requirements;
•	interest rates;
•	the effect of leverage on our financial position and earnings;
•	taxes;
•	access to capital markets; and
•	certain other factors set forth in our filings with the Securities and Exchange Commission.

If our business is unsuccessful, our shareholders may lose their entire investment.

Although shareholders will not be bound by or be personally liable for our expenses, liabilities or obligations beyond their total original capital contributions, should we suffer a deficiency in funds with which to meet our obligations, the shareholders as a whole may lose their entire investment in the Company.

The capital requirements necessary to implement our strategic initiatives could pose additional risks to our business

The purchase price of possible acquisitions, share repurchases, special dividends and/or other strategic initiatives could require additional debt or equity financing on our part. Since the terms and availability of this financing depend to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the strategic opportunity we are presented with, we may decide to forego that opportunity. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. Additional equity financing could result in dilution to our shareholders.

If Sherron is successful in its attempt to execute against certain of our intellectual property, our financial condition will be materially adversely impacted.

As noted herein, a judgment was issued in Washington against Mr. Saucier in 1998. Although, we and Mr. Saucier believe that it is no longer valid, Sherron claims to be the assignee of that judgment. Sherron is currently suing in Washington claiming that Galaxy is the alter-ego of Robert Saucier.  Sherron is also currently attempting to execute against certain intellectual property of Galaxy, claiming the property belongs to Mr. Saucier. In the event that Sherron prevails in any of its attempts, we may be liable for damages in an amount up to two million dollars, and we would experience difficulty in paying or obtaining the financing to pay a properly adjudicated liability to Sherron. We may also be required to pay a licensing fee to Sherron to continue using the intellectual property upon which some of our games are based. There is no guarantee that if this became necessary, that we would be able to negotiate a viable licensing fee with Sherron or that we would be able to negotiate a licensing deal with Sherron at all. Should Sherron prevail in its litigation against Galaxy, our revenues and expenses, would be adversely materially impacted, and our business may ultimately fail.

If we are unable to integrate effectively and efficiently any businesses and operation we may acquire in the future, our business may ultimately fail.

Part of our strategy includes acquiring additional businesses and facilities that compete in our industry. Our capitalization and results of operations may change significantly as a result of future acquisitions, and stockholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in connection with any future acquisitions. Unexpected costs or challenges may arise whenever businesses with different operations and management are combined. Inefficiencies and difficulties may arise because of unfamiliarity with new assets and new geographic areas of any acquired businesses. Successful business combinations will require our management and other personnel to devote significant amounts of time to integrating the acquired businesses with any pre-existing operations. These efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new properties and other business opportunities. In addition, the management of the acquired business may not join our management team. Any change in management may make it more difficult to integrate an acquired business with our existing operations. Following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse under applicable indemnification provisions.

If our intellectual property is infringed, misappropriated or subjected to claims of infringement or invalidity, our business may be negatively impacted.

We endeavor to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Because of the differences in foreign patent, trademark and other laws concerning proprietary rights, our intellectual property frequently does not receive the same degree of protection in foreign countries as it would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

We have numerous patents and trademarks, and utilize patent protection in the United States relating to certain existing and proposed processes and products. We cannot provide assurance that all of our existing patents are valid or will continue to be valid, or that any pending patent applications will be approved. Our competitors may in the future challenge the validity or enforceability of our patents.  The patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. We cannot provide assurance that competitors will not infringe on any of our patents or that we will have adequate resources or other allocation of resources to enforce our patents.

We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we generally require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot provide assurance that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, it could have a material adverse effect on our business.

We rely on our trademarks, trade names and brand names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. We cannot provide assurance that our trademark applications will be approved. Third parties may oppose our trademark applications or challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources towards advertising and marketing new brands. Further, we cannot provide assurance that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks.

We also face the risk that we may have infringed or could in the future infringe third parties' intellectual property rights. We have many competitors in both the United States and foreign countries, some of which have substantially greater resources and have made substantial investments in competing technologies. Some competitors have applied for and obtained, and may in the future apply for and obtain, patents that may prevent, limit or otherwise interfere with our ability to make and sell our products.

Significant litigation regarding intellectual property rights exists in our industry. We have in the past made, are currently making, and/or may in the future make, enforcement claims against third parties, and third parties have in the past made, are currently making, and may in the future make, claims of infringement against us or against our licensees or manufacturers in connection with their use of our technology. Any claims, even those which are without merit, could:

•	be expensive and time consuming to defend;
•	cause one or more of our patents to be ruled or rendered unenforceable or invalid;
•	cause us to cease making, licensing or using products that incorporate the challenged intellectual property;
•	require us to redesign, reengineer or rebrand our products;
•	divert management's attention and resources;
•	require us to pay significant amounts in damages;
•	require us to enter into royalty or licensing agreements in order to obtain the right to use a necessary product, process or component; or
•	limit our ability to bring new products to the market in the future.

Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful challenge to or invalidation of one of our patents or trademarks or a successful claim of infringement against us or one of our licensees in connection with its use of our technology, could adversely affect our business.

In addition, the gaming industry is characterized by the rapid development of new technologies, which requires us to continuously introduce new products using these technologies and innovations, as well as to expand into new markets that may be created. Therefore, our success depends in part on our ability to continually adapt our products and systems to incorporate new technologies and to expand into markets that may be created by new technologies. However, to the extent technologies are protected by the intellectual property rights of others, including our competitors, we may be prevented from introducing products based on these technologies or expanding into markets created by these technologies. If the intellectual property rights of others prevent us from taking advantage of innovative technologies, our financial condition, operating results or prospects may be harmed.

Because the gaming industry is highly regulated, we must adhere to various regulations and maintain our licenses to continue our operations.

Our products are subject to extensive regulation under the laws, rules and regulations of the jurisdictions in which they are used. We will also become subject to regulation in any other jurisdiction where our customers operate in the future. These laws, rules and regulations generally concern the responsibility, financial stability and character of the owners, managers and persons with financial interests in gaming operations, including makers of gaming equipment such as ourselves. Some jurisdictions, however, empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to and periodic reports concerning gaming activities. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

In addition, legislative and regulatory changes may affect demand for our products. Such changes could affect us in a variety of ways. Legislation or regulation may introduce limitations on our products or opportunities for the use of our products, and could foster competitive games or technologies at our or our customers' expense. For example, current regulations in a number of jurisdictions where our customers operate limit the amount of space allocable to our products and substantial changes in those regulations may adversely affect demand for our products. Our business will also suffer if our products became obsolete due to changes in laws or regulations or the regulatory framework.

Legislative or regulatory changes negatively impacting the gaming industry as a whole or our customers in particular could also decrease their demand for our products. Opposition to gaming could result in restrictions or even prohibitions of gaming operations in any jurisdiction or could result in increased taxes on gaming revenues. Tax matters, including changes is state, federal or foreign state tax legislation or assessments by tax authorities could have a negative impact on our business. A reduction in growth of the gaming industry or in the number of gaming jurisdictions or delays in the opening of new or expanded casinos could reduce demand for our products. We cannot provide assurance that changes in current or future laws or regulations or future judicial intervention in any particular jurisdiction would not have a material adverse effect on our existing and proposed foreign and domestic operations.

If our products currently in development do not achieve commercial success, our business will be negatively impacted.

We have a number of products in various stages of development. We believe that our future success will depend in large part upon our ability to enhance our existing products and to develop, introduce and market new products and improvements to our existing products. As a result, we expect, as needed, to continue to make significant investments in product development. Our development of products is dependent on factors such as reaching definitive agreements with third parties and obtaining requisite governmental approvals.

Future technological advances in the gaming products industry may result in the availability of new products or increase the efficiency of existing products. We may not be able to access or finance capital expenditures for new technologies that are more cost-effective or create superior products. We cannot provide assurance that existing, proposed or as yet undeveloped technologies will not render our technology less profitable or less viable, or that we will have available the financial and other resources to compete effectively against companies possessing such technologies.

While we are pursuing and will continue to pursue product development opportunities, there can be no assurance that such products will come to fruition or become successful. Furthermore, while a number of those products are being tested, we cannot provide any definite date by which they will be commercially available. We cannot provide assurance that these products will prove to be commercially viable, or that we will be able to obtain the various gaming licenses necessary to distribute them to our customers. We may experience operational problems with such products after commercial introduction that could delay or defeat the ability of such products to generate revenue or operating profits. Future operational problems could increase our costs, delay our plans or adversely affect our reputation or our sales of other products which, in turn, could have a material adverse effect on our success and our ability to satisfy our obligations. We cannot predict which of the many possible future products will meet evolving industry standards and consumer demands. We cannot provide assurance that we will be able to adapt to such technological changes, offer such products on a timely basis or establish or maintain a competitive position.

Because we compete in a single industry, and our business would suffer if our products become obsolete or demand for them decreases.

We derive substantially all of our revenues from leasing, licensing, selling and other financing arrangements of products for the gaming industry. Our business would suffer if the gaming industry, in general, and table games in particular, suffered a downturn or loss in popularity, if our products became obsolete or if use of our products decreased. Our operating license agreements with our customers are typically month-to-month. Accordingly, consistent demand for and satisfaction with our products by our customers is critical to our financial condition and future success, and problems, defects or dissatisfaction with our products could cause us to lose customers or revenues from leases with minimal notice. Additionally, our success depends on our ability to keep pace with technological changes and advances in our industry and to adapt and improve our products in response to evolving customer needs and industry trends. If demand for our products weakens due to lack of market acceptance, technological change, competition or other factors, it could have a material adverse effect on our business, financial condition and results of operations and our ability to achieve sufficient cash flow to run our operations and service our indebtedness.

If our new products do not receive regulatory approval, our revenue and business prospects will be adversely affected.

We may be required to seek regulatory approval of any new gaming product that we develop. The future success of our business plan is thus directly dependent on our obtaining and maintaining this requisite government approval. Each of these products may require separate regulatory approval in each market in which we do business, and this regulatory approval may either not be granted or not be granted in a timely manner, for reasons primarily outside of our control. A lack of regulatory approval for these and our other products and technologies, or new versions of our existing games or other products and technologies, or delays in obtaining necessary regulatory approvals, will adversely affect our revenues and business prospects.

We can provide no assurance that we will receive the necessary approvals in all of the jurisdictions we have been, or will be, seeking approval, nor can we provide assurance that there will not be any production delays in developing and distributing these products and technologies. Any delay in production or in the regulatory process, or a denial of regulatory approval altogether, for any one of these new product lines will adversely impact our revenues and business.

Because we require regulatory licenses to operate our business, the loss or suspension of our licenses would be extremely detrimental to our business and results of operations.

The distribution of gaming products and conduct of gaming operations are extensively regulated by various domestic and foreign gaming authorities. Although the laws of different jurisdictions vary in their technical requirements and are amended from time-to-time, virtually all jurisdictions in which we operate require registrations, licenses, findings of suitability, permits and other approvals, as well as documentation of qualifications, including evidence of the integrity, financial stability and responsibility of our officers, directors, major stockholders and key personnel. Our current and future operations are therefore dependent upon receipt and maintenance of these regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations issued by government regulators in the gaming industry.

Nevada regulatory authorities in particular have broad powers to request detailed financial and other information, to limit, condition, suspend or revoke a registration, gaming license or related approval and to approve changes in our operations.  Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied.  The suspension or revocation of any license we may be granted or the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition and results of operations.  Furthermore, compliance costs associated with gaming laws, regulations and licenses are significant.  Any change in the laws, regulations or licenses applicable to our business or a violation of any current or future laws or regulations applicable to our business or gaming license could require us to make substantial expenditures or could otherwise negatively affect our gaming operations.

Because of various state gaming regulations, holders of our common stock are individually subject to various requirements of the gaming laws of each jurisdiction in which we are licensed.

Pursuant to applicable laws, gaming regulatory authorities in most jurisdictions in which we are subject to regulation may, in their discretion, require a holder of any of our securities to provide information, respond to questions, make filings, be investigated, licensed, qualified or found suitable to own our securities. Moreover, the holder of the securities making any such required application is generally required to pay all costs of the investigation, licensure, qualification or finding of suitability.

If any holder of our securities fails to comply with the requirements of any gaming authority, we have the right, at our option, to require such holder to dispose of such holder’s securities within the period specified by the applicable gaming law or to redeem the securities to the extent required to comply with the requirements of the applicable gaming law.

Additionally, if a gaming authority determines that a holder is unsuitable to own our securities, such holder will have no further right to vote, receive dividends, distributions or other economic benefit, rights or payments with respect to the securities or to continue any ownership or other economic interest in our business. We can be sanctioned if we permit any of the foregoing to occur, which may include the loss of our licenses.

If future authorizations or regulatory approvals are not granted in a timely manner or at all, our results of operation would be adversely affected.

We will be subject to regulation in any other jurisdiction where our customers may operate in the future. Future authorizations or approvals required by domestic and foreign gaming authorities may not be granted at all or as timely as we would like, and current or future authorizations may not be renewed. In addition, we may be unable to obtain the authorizations necessary to license new products or new technologies or to license our current products or technologies in new markets. If we are not able to obtain requisite approvals, our ability to generate revenue may be significantly impaired. In either case, our results of operations would likely be adversely affected. Gaming authorities can also place burdensome conditions and limits on future authorizations and approvals. If we fail to maintain or obtain a necessary registration, license, approval or finding of suitability, we may be prohibited from selling our products or technologies for use in the jurisdiction, or we may be required to sell them through other licensed entities at a reduced profit.

The continued growth of markets for our products and technologies is contingent upon regulatory approvals by various federal, state, local and foreign gaming authorities. We cannot predict which new jurisdictions or markets, if any, will accept and which authorities will approve the operation of our gaming products and technologies, or the timing of any such approvals.

Because Native American tribes maintain sovereign immunity, enforcement of our rights against Native American tribes could be difficult.

We currently deal and intend to expand our dealings with a number of Native American tribes.  Native American Tribes are subject to sovereign immunity and tribal jurisdiction. Native American tribes generally enjoy sovereign immunity from suit similar to that enjoyed by individual states and the United States. In order to sue a Native American tribe or an agency or instrumentality of a Native American tribe, the tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Moreover, even if a Native American tribe were to waive sovereign immunity, such waiver may not be valid.  In the absence of an effective waiver of sovereign immunity by a Native American tribe, we could be precluded from judicially enforcing any rights or remedies against that tribe. Consequently, if a dispute arises with respect to any of our existing or proposed agreements with a Native American Tribe, it could be difficult for us to enforce our rights.

If there is a decline in the public’s acceptance or opinion of gaming, our future performance and results of operation may be negatively affected.

In the event that there is a decline in public acceptance of gaming, this may affect our ability to do business in some markets, either through unfavorable legislation affecting the introduction of gaming into emerging markets, or through legislative and regulatory changes in existing gaming markets which may adversely affect our ability to continue to lease and license our games in those jurisdictions, or through resulting reduced casino patronage. We can provide no assurance that the level of support for legalized gaming or the public use of leisure money in gaming activities will not decline.

Because we are dependent on the success of our customers, we are subject to industry fluctuations and risks that impact our customers may impact us.

Our success depends on our customers using our products to expand their existing operations, to replace existing products, or to equip a new casino. Any slowdown in the replacement cycle or delays in expansions or new openings may negatively impact our operations.

Casino operators in the gaming industry are undergoing a period of consolidation. The result of this trend is that a smaller number of companies control a larger percentage of our current and potential customer base. Consolidation may also give our customers additional leverage with respect to the prices of our products. Because a significant portion of our sales come from repeat customers, to the extent one of our customers is sold to or merges with an entity that utilizes more of one of our competitors' products and services, or that reduces spending on our products, our business could be negatively impacted. Additionally, to the extent the new owner allocates capital to expenditures other than gaming machines, such as hotel furnishings, restaurants and other improvements, or generally reduces expenditures, our business could be negatively impacted.

If fewer players visit our customers' facilities, if such players have less disposable income to spend at our customers' facilities or if our customers are unable to devote resources to purchasing and leasing our products, there could be an adverse affect on our business. Such risks that affect our customers include:

•	global geopolitical events such as terrorist attacks and other acts of war or hostility;
•	natural disasters such as major fires, floods, hurricanes and earthquakes;
•	adverse economic and market conditions in gaming markets, including recession, economic slowdown, higher interest rates, higher airfares and higher energy and gasoline prices; and
•	concerns about SARS, Avian flu or other influenza or contagious illnesses.

If certain market risks are realized, our business, results of operations and prospects may be negatively impacted.

In the normal course of our business, we are routinely subjected to a variety of market risks, examples of which include, but are not limited to, interest rate movements, collectability of receivables and recoverability of residual values on leased assets such as those in certain international markets. Further, some of our customers may experience financial difficulties, or may otherwise not pay accounts receivable when due, resulting in increased write-offs. Although we do not anticipate any material losses in these risk areas, no assurances can be made that material losses will not be incurred in these areas in the future.

If we do not retain our key personnel, including our President, Robert Saucier, and attract and retain other highly skilled employees, our business may suffer.

If we fail to retain, recruit, and motivate the necessary personnel, our business and our ability to obtain new customers, develop new products, and provide acceptable levels of customer service could suffer. The success of our business is heavily dependent on the leadership of our key management personnel and on our key employees. We are particularly dependent upon our President, Robert Saucier, whose thorough knowledge of our operations and creative drive in developing new games are vital to our success.

Our employment contracts with our corporate officers and certain other key employees are primarily "at will" employment agreements, under which either the employee or we may terminate employment. If any of these persons were to leave our company it could be difficult to replace them, and our business could be harmed. We do not have key-man life insurance.

Our success also depends on our ability to recruit, retain, and motivate highly skilled personnel. Competition for these persons in our industry is intense and we may not be able to successfully recruit, train, or retain qualified personnel.

If a downturn in general economic conditions or in the gaming industry or a reduction in demand for gaming occurs, our results of operations may be adversely affected.

Our business operations are affected by international, national and local economic conditions. A recession or downturn in the general economy, or in a region constituting a significant source of our customers, or a reduction in demand for gaming, could harm the health of casino operators and our other customers and consequently result in fewer customers leasing or purchasing our products, which would adversely affect our revenues.

Because we distribute product internationally, economic, political and other risks associated with our international sales and operations could adversely affect our operating results.

Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. Our sales to customers outside the United States accounted for approximately 20% of our consolidated revenue from continuing operations in fiscal 2007. Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;
•	exchange controls;
•	changes in regulatory requirements;
•	changes in a specific country's or region's political or economic conditions;
•	tariffs, other trade protection measures and import or export licensing requirements;
•	potentially negative consequences from changes in tax laws or application of such tax laws;
•	difficulty in staffing and managing widespread operations;
•	changing labor regulations;
•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;
•	different regimes controlling the protection of our intellectual property;
•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions; and
•	restrictions on our ability to repatriate dividends from our subsidiaries.

Our international operations are affected by global economic and political conditions. Changes in economic or political conditions in any of the countries in which we operate could result in exchange rate movement, new currency or exchange controls or other restrictions being imposed on our operations.

Fluctuations in the value of foreign currencies may adversely affect our results of operations. Because our financial results are reported in U.S. dollars, if we generate sales or earnings in other currencies, the translation of those results into U.S. dollars can result in a significant increase or decrease in the amount of those sales or earnings.

We also have agreements with casinos in Native American jurisdictions, which may subject us to sovereign immunity risk and could subject us to additional compliance costs.

Because we distribute product internationally, fluctuations in the value of foreign currencies may adversely affect our results of operations.

We may be exposed to foreign currency exchange rate risk inherent in our leases and sales commitments, anticipated leases and sales, anticipated purchases, and assets, liabilities and debt denominated in currencies other than the U.S. dollar. We expect to transact business in numerous countries around the world. As such, we expect our cash flows and earnings to continue to be exposed to the risks that may arise from fluctuations in foreign currency exchange rates. Although we have thus far not engaged in hedging activities, we may use forward contracts and options designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in our forecasted net revenues and, to a lesser extent, cost of leases and sales denominated in currencies other than the U.S. dollar. Alternatively, we may choose not to hedge the foreign currency risk associated with our foreign currency exposures if such exposure acts as a natural foreign currency hedge for other offsetting amounts denominated in the same currency or the currency is difficult or too expensive to hedge. Further, hedging or not hedging does not eliminate the foreign currency risk.

Because our business strategy includes the acquisition of other companies, we face considerable business and financial risk in implementing acquisitions.

As part of our overall growth strategy, we have in the past acquired, and will continue to seek to acquire, complementary products, assets and businesses. We regularly engage in discussions with respect to and investigate possible acquisitions. Future acquisitions could result in potentially dilutive issuances of equity securities, significant expenditures of cash, the incurrence of debt and contingent liabilities and an increase in amortization expenses, which could have a material adverse effect upon our business, financial condition and results of operations.

The risks associated with acquisitions could have a material adverse effect upon our business, financial condition and results of operations. We cannot assure that we will be successful in consummating future acquisitions on favorable terms or at all or that any future acquisition will work out as we expect.

Our acquisitions of any future potential acquisitions, may not produce the revenues, earnings or business synergies that we anticipate, and may not perform as expected for a variety of reasons, including:

•	difficulties in the integration of the operations, financial reporting, technologies, products and personnel, including those caused by national, geographic and cultural differences;
•	risks of entering markets in which we have no or limited prior experience;
•	difficulties in the use, development or sale of intellectual property or future or present products;
•	the potential loss of employees;
•	currency fluctuations or changes in exchange rates in connection with sales to customers in foreign currencies;
•	diversion of management's attention away from other business concerns; and
•	expenses of any undisclosed or potential legal liabilities.

Any one or a combination of these factors may cause our revenues or earnings to decline.

If our products contain defects, our reputation could be harmed and our results of operations adversely affected.

Some of our products are complex and may contain undetected defects. The occurrence of defects or malfunctions could result in financial losses for our customers and in turn termination of leases, cancellation of orders, product returns and diversion of our resources. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and loss of sales.

Because the effects of some events are unforeseeable, we may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks.

The occurrence of extraordinary events, such as terrorist attacks, intentional or unintentional mass casualty incidents or similar events may substantially decrease the use of and demand for gaming, which may decrease our revenues. The occurrence of future terrorist attacks, military actions by the United States, contagious disease outbreaks or similar events cannot be predicted, and their occurrence can be expected to further negatively affect the economies of the United States and other foreign countries where we do business generally.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business and results of operations and the value of our stock.

Our board of directors has the authority to modify or waive certain of our current operating policies and strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our stock. However, the effects might be to cause harm to us.

Our Chief Executive Officer, Robert Saucier, and our Chief Operating Officer, William O’Hara have significant influence over our affairs, and might cause us to engage in transactions that are not in our or our stockholders’ best interests.

In addition to managing us, our current and future officers provide advice on our operating policies and strategies. Our officers may also cause us to engage in future transactions with them and their affiliates, subject to the approval of, or guidelines approved by, the Board of Directors. Our directors, however, rely primarily on information supplied by our officers in reaching their determinations. Accordingly, our officers have significant influence over our affairs, and may cause us to engage in transactions which are not in our best interest. Currently, our President, Robert Saucier, and William O’Hara are our only executive officers and thus have particular influence and control over our operating policies, strategies, and business decisions.

Because executive management is free to devote time to other ventures, shareholders may not agree with their allocation of time. Our executive officers will devote only that portion of their time, which, in their judgment and experience, is reasonably required for the management and operation of our business. Executive management may have conflicts of interest in allocating management time, services and functions among us and any present and future ventures which are or may be organized by them, or any future officers or directors and/or their affiliates.

Management will not be required to direct us as their sole and exclusive function, and they may have other business interests and engage in other activities in addition to those relating to us. This includes rendering advice or services of any kind to other investors and creating or managing other proprietary table game businesses. Neither we nor any of the shareholders shall have the right, by virtue of the Operating Agreement or the relationship created thereby, in or to such other ventures or activities, or to the income or proceeds derived therefrom.

Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.

Under our articles of incorporation, bylaws and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. As a public company, we are required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We will become subject to the management report and auditor attestation report requirements of Section 404 of the Sarbanes-Oxley Act as of the end of our fiscal year ending December 31, 2008; if we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may be adversely affected.

We are a public company in the United States that is subject to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act and the related SEC rules require, beginning with our fiscal year ending December 31, 2008, that we evaluate the effectiveness, as of the end of each fiscal year, of our internal control over financial reporting and include in our annual reports for each fiscal year (i) a report of our management on our internal control over financial reporting that contains, among other things, management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the most recent fiscal year, including a statement whether or not internal control over financial reporting is effective and (ii) the opinion of our registered public accounting firm, either unqualified or adverse, as to whether we maintained, in all material respects, effective internal control over financial reporting as of the end of such fiscal year. Our management and auditors will not be permitted to conclude that our internal control over financial reporting is effective if there is one or more “material weaknesses” in our internal control over financial reporting, as defined in rules of the SEC and the U.S. Public Company Accounting Oversight Board, or the PCAOB. Our management or our auditors may conclude that our efforts to remediate the problems identified below were not successful or that otherwise our internal control over financial reporting is not effective. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our reporting processes, which could adversely impact the market price of our ADSs. We will need to incur significant costs and use significant management and other resources in order to comply with Section 404 of the Sarbanes-Oxley Act.

There is no relationship between the price of our common stock and our assets, earning, book value, or any other objective criteria of value.

Our common stock has been arbitrarily determined by past offerings. Among the factors considered in determining the price and amount were our current immediate needs, our uncertain prospects, the backgrounds of the directors and the current condition of the financial markets. There is, however, no relationship whatsoever between our common stock price and our assets, earnings, book value or any other objective criteria of value.

Because our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock exists, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Because our shares are quoted on the over-the-counter bulletin board, we are required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

Because our shares are quoted on the over-the-counter bulletin board, we are required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Directors and Executive Officers

The following persons are our executive officers and directors.

Name	Age	Office(s) held
Robert Saucier	54	President, CEO, CFO, and Director
William O’Hara	68	COO

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Robert B. Saucier is our President, CEO, and sole director.   Mr. Saucier is the founder of Galaxy and has served as President and CEO of that company and its accounting and operational predecessors since 1997.  Besides leading the executive team, Mr. Saucier’s primary responsibilities include product development, strategic planning, developing acquisition strategies and investor relations. During his career, Mr. Saucier has founded and grown five start-up companies. He was founder and CEO of the Mars Hotel Corporation, (1992 - 1998) a company that developed and managed the first non-tribal casino in Washington. Previously, Mr. Saucier founded International Pacific and served as its President and Chairman (1986 -1992). He also founded and led Titan International, Inc. (1981 - 1986), a company that was engaged in electronic safety, security and surveillance systems. Throughout his career, Mr. Saucier has consulted with and invested in numerous business ventures and real estate development projects.

William O’Hara is our Chief Operating Officer and is in charge of the day-to-day operations of our business After a successful 21-year career in the cosmetic, cosmetology and aesthetic industry, Bill O’Hara began his gaming industry career as the first employee of Shuffle Master Gaming in 1991. Mr. O’Hara relocated to Las Vegas in 1992 to head up that company’s sales, service and marketing.  In 1998, he joined Casinovations, Inc. as Senior Vice President of operations and president of its Mississippi subsidiary.  In 2000, Mr. O’Hara joined PDS Gaming as the Senior Vice President of their newly formed electronic table games division. (Bill joined Galaxy Gaming in February 2008.)

Directors

Our bylaws authorize no less than one (1) and no more than fifteen (15) directors. We currently have one Director.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.

Director or Officer Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Sherron Associates, Inc. – A judgment was issued in Washington against Mr. Saucier in 1998. We and Mr. Saucier believe that it is invalid.  Nonetheless, Sherron Associates, Inc. (“Sherron”) claims to be the assignee of that judgment.  Sherron previously obtained a default judgment in Washington against various Galaxy companies through service by publication in Washington.  That judgment was reversed and dismissed with prejudice. This judgment was domesticated in Nevada before its dismissal; the domestication action was likewise dismissed.

Sherron filed suit again against Galaxy in Washington still claiming its is the assignee of the judgment and that Galaxy is the alter-ego of Robert Saucier.  Galaxy position is that Sherron is not the holder of the alleged judgment against Saucier and that the previous judgment is invalid and unenforceable.

Sherron is currently attempting to execute against certain intellectual property of Galaxy, erroneously claiming the property belongs to Mr. Saucier. In the unlikely event that Sherron prevails in any of its attempts, damages would be less than two million dollars. Although we would experience difficulty in paying or obtaining the financing to pay a properly adjudicated liability to Sherron, we and our legal advisors believe that the chances of a proper judgment issuing against us are remote.  Some of the Galaxy companies and Mr. Saucier have filed actions against Sherron in Nevada for various abuses of process in the litigation.

Committees of the Board

We do not currently have a compensation committee, executive committee, or stock plan committee.

Audit Committee

We do not have a separately-designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Nominating Committee

Our Board of Directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

•	The appropriate size of our Board of Directors;
•	Our needs with respect to the particular talents and experience of our directors;
•
The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Experience in political affairs;
•	Experience with accounting rules and practices; and
•	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Executive Compensation

Compensation Discussion and Analysis

The company’s current executive compensation system consists of cash compensation to the executive officers who are primarily responsible for the day-to-day management and continuing development of its business.  The company’s COO, William O’Hara is party to a three-year Employment Agreement with company which is filed as Exhibit 10.1 hereto.   Mr. O’Hara’s compensation arrangement consists of a base annual salary together with potential monthly bonus to be awarded for those months in which the company achieves higher sales figures than in any previous month.  The objective of this arrangement is to provide Mr. O’Hara with regular compensation which is reasonable in light of the cash constraints faced by the company’s developing business while also providing an incentive for the COO to lead the operations towards a continually expanding revenue base.

The company presently does not have an employment agreement or any fixed policy regarding compensation of Robert Saucier, its President, CEO, and CFO.  Currently, Mr. Saucier receives cash compensation of approximately $30,000 per year.  Mr. Saucier is the founder of the company and accordingly, he holds a strong entrepreneurial interest in developing and expanding the company to the best of his ability.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our current executive officers for each of the last two completed fiscal years.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Saucier, CEO, CFO President, Director	2008 2007	30,000 30,000	0 0	0 0	0 0	0 0	0 0	0 0	30,000 30,000
William O’Hara, COO	2008 2007	100,141 n/a	3,865 n/a	0 n/a	0 n/a	0 n/a	0 n/a	0 n/a	104,006 n/a
Munjit Johal, former CFO, CEO, President, and Director(2)	2008 2007	15,000 84,000	0 0	0 0	0 0	0 0	0 0	0 0	15,000 84,000
Jan Wallace, former President and CEO(1)	2008 2007	n/a 180,000	n/a 0	n/a 0	n/a 0	n/a 0	n/a 0	n/a 0	n/a 180,000

(1)
Effective January 17, 2008, Ms. Jan Wallace resigned from all positions as an officer of our company. Ms. Wallace did not obtain any payment for her services in 2007; all such monies noted in “salary” were accrued by the company as debt and subsequently discharged under chapter 11 of the United States Bankruptcy Code.

(2)
Mr. Johal did not obtain any payment for his services in 2007; all such monies noted in “salary” were accrued by the company as debt. Mr. Johal received $15,000 in total compensation in 2008, all received prior to the filing of our proceeding under chapter 11 of the U.S. Bankruptcy Code. Upon the closing of the Share Exchange, Mr. Johal resigned as our director and from all named executive officer positions.

Narrative Disclosure to the Summary Compensation Table

We do not have a written employment contract with our President, CEO, and CFO Robert Saucier. We currently pay him an annual salary of $30,000.   The company’s COO, William O’Hara is party to a three-year Employment Agreement with company which is filed as Exhibit 10.1 hereto.  Mr. O’Hara receives a base annual salary of $150,000.  In addition, for each month in which our total sales are higher than any previous month, Mr. O’Hara earns a bonus equal to 10% of the increased sales above the prior monthly record.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Robert Saucier, CEO, CFO, President, Director	-	-	-	-	-	-	-	-	-
William O’Hara, COO	-	-	-	-	-	-	-	-	-
Munjit Johal, former CFO, CEO, President, and Director	-	-	-	-	-	-	-	-	-
Jan Wallace, former President and CEO	-	-	-	-	-	-	-	-	-

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Saucier	30,000	0	0	0	0	0	30,000
Munjit Johal (former director)	0	0	0	0	0	0	0

Narrative Disclosure to the Director Compensation Table

Directors do not currently receive any cash compensation from the Company or for their service as members of the Board of Directors.  The compensation summarized above reflects the compensation each of our directors and former directors received in their capacities as executive officers of the Company.  We may compensate our directors through stock options once a plan has been put in place.  We have no stock option plan as of the date of this report.  We may also reimburse our directors a nominal fee for attending meetings and for travel expenses.

Stock Option Grants

We have not granted any stock options to the executive officers or directors since our inception.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 10, 2009, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group.  Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 29,000,000 shares of common stock issued and outstanding on February 10, 2009.

Title of class	Name and address of beneficial owner (1)	Amount of beneficial ownership	Percent of class
Executive Officers & Directors:
Common	Triangulum Partners, LLC(2) 6980 O’Bannon Drive Las Vegas, Nevada 89117 Beneficial owner: Robert Saucier	25,000,000	86.21%

Total of All Directors and Executive Officers:		25,000,000 Shares	86.21%
More Than 5% Beneficial Owners:
	None.

(1)
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

(2)
Mr. Robert Saucier, our CEO, CFO, President, and Director, is the Manager of Triangulum Partners, LLC.  In that capacity, he is able to direct voting and investment decisions regarding the entity’s shares of common stock.

Certain Relationships and Related Transactions

Except as set forth below, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us:

1.           We maintain our corporate office at 6980 O’Bannon Drive, Las Vegas, NV.  We sub-lease the property from Galaxy Gaming, LLC at a cost of $17,500 per month.   Mr. Robert Saucier, our CEO, CFO, President, and Director, holds a 10% membership interest in Galaxy Gaming, LLC and is the Manager of that entity.

Item 3.02.  Unregistered Sales of Equity Securities

The information set forth in Item 1.01 and 2.01 of this Current Report on Form 8-K that relates to the unregistered sales of equity securities is incorporated by reference into this Item 3.02.

In connection with the Share Exchange Agreement, we issued 25,000,000 shares of our common stock  pro rata to former shareholders of Galaxy.  The issuance of these shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”).  These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under that section. These provisions exempt transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

The pro rata issuance of 4,000,000 shares of our common stock to our former creditors pursuant to the terms of the Plan was a public offering exempt from the requirements of section 5 of the Securities Act of 1933 under the terms of the U.S. Bankruptcy Code, 11 U.S.C. §1145(a)(1).

Description of Securities

Following consummation of the Plan, our authorized capital stock consists of 65,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. Immediately following the Share Exchange, there were 29,000,000 shares of common stock issued and outstanding.  There are no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

Registration Rights

We have not agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register shares of our common stock.

Market Price and Dividends

Galaxy is, and has always been, a privately-held company. There has never been a public market for the securities of Galaxy. Galaxy has never declared or paid any cash dividends on its capital stock. In addition, there has never been a trading market for Galaxy’s common stock.

Our common stock has been quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by FINRA under the symbol “SDFD.OB.” The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information.

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2008
Quarter Ended	High $	Low $
December 31, 2008	n/a	n/a
September 30, 2008	n/a	n/a
June 30, 2008	n/a	n/a
March 31, 2008	1.01	1.01
Fiscal Year Ending December 31, 2007
Quarter Ended	High $	Low $
December 31, 2007	0.15	0
September 30, 2007	0.15	0.15
June 30, 2007	n/a	n/a
March 31, 2007	n/a	n/a

Transfer Agent

The transfer agent for our common stock is Quicksilver Stock Transfer, LLC, at P.O. Box 371270
Las Vegas, NV 89137.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 5.01.  Changes in Control of Registrant.

The information set forth in Item 1.01, 2.01, and 3.02 of this Current Report on Form 8-K that relates to changes of control of the Company is incorporated by reference into this Item 5.01.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information set forth in Item 1.01, 2.01, and 3.02 of this Current Report on Form 8-K that relates to departure and appointment of officers and directors is incorporated by reference into this Item 5.02.

Item 5.03.  Amendments to Articles of Incorporation; Change In Fiscal Year

Pursuant to the terms of the Plan, our Articles of Incorporation were amended and restated in their entirety.  The complete text of our Amended and Restated Articles of Incorporation is filed herewith as Exhibit 3.1 and incorporated herein by reference.  Our fiscal year end remains December 31.

Item 9.01.  Financial Statements and Exhibits

Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), the audited financial statements of our predecessor, Galaxy, for the years ended December 31, 2007 and 2008 are filed in this Current Report on Form 8-K as Exhibit 99.1.

Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.2.

(c)                      Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Share Exchange Agreement
2.2	Plan of Reorganization, with Order Confirming Chapter 11 Plan of Reorganization
3.1	Amended and Restated Articles of Incorporation
3.2	Amended and Restated Bylaws
10.1	Employment Agreement with William O’Hara, Chief Operating Officer
99.1	Audited financial statements for Galaxy Gaming, Inc. for the years ended December 31, 2007 and December 31, 2006.; Unaudited Financial Statements for Galaxy Gaming, Inc., ending September 30, 2008
99.2	Unaudited pro forma consolidated balance sheet as of September 30, 2008; and unaudited pro forma consolidated statement of operations as of September 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 13, 2009	Secured Diversified Investment, Ltd.

By: /s/Robert Saucier
Robert Saucier
President and CEO